Diamond Hill Capital Management, Inc.

Diamond Hill Funds

Diamond Hill Securitized Credit Fund

Code of Ethics

Statement of General Principles

This Code of Ethics (the “Code”) has been adopted by the Diamond Hill Funds and the Diamond Hill Securitized Credit Fund (collectively, the “Funds”), and Diamond Hill Capital Management, Inc. (“Diamond Hill”), which serves as the investment adviser to the Funds. The adoption of this Code is in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Terms that are capitalized are defined within this document and in the Appendix.

The officers and employees of Diamond Hill owe a fiduciary duty to clients to which Diamond Hill provides investment advisory and related services, which include separate accounts, collective investment trusts (“CITs”), mutual funds, private funds, other pooled vehicles including sub-advised funds, model delivery programs, and their respective shareholders (collectively, “Clients”). In addition, the Funds’ officers and trustees also owe a fiduciary duty to the Funds and their shareholders. A fiduciary duty means a duty of loyalty, fairness, good faith, and the obligation to adhere not only to the specific provisions of this Code, but also to the general principles that guide the Code and to other applicable provisions of federal securities laws (“General Principles”). The General Principles are:

●	The duty to govern, which is the obligation imposed on trustees to manage the business affairs of the Funds;
●	The duty of diligence, which is the standard of care to which Affiliated Persons are expected to adhere when performing the duties of their positions;
●	The duty of loyalty to Clients, which requires Affiliated Persons to avoid any conflict of interest or self-dealing, and bars them from taking advantage of a business opportunity that comes to their attention only by virtue of their position(s);
●	The requirement that the interests of Clients be placed before the interests of Affiliated Persons at all times;
●	The requirement that all personal Securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Affiliated Person's position of trust and responsibility;
●	The requirement that all Affiliated Persons comply with applicable federal securities laws and all other applicable laws and governmental rules and regulations; and
●	The requirement that all Affiliated Persons fully disclose all potential conflicts of interest.

Affiliated Persons must at all times safeguard Client information by maintaining the confidentiality of Client identities, Security holdings, Security transactions, financial circumstances, and other Confidential Information. Affiliated Persons are prohibited both during and following their employment with Diamond Hill from taking, using, disclosing, distributing, or disseminating any Client Confidential Information or the

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Client's affiliation with the Funds: (i) for their own benefit, or (ii) for the benefit of others, including any new employer or prospective new employer.

Affiliated Persons must promptly report any violations or suspected violations of this Code to the Chief Compliance Officer (“CCO”). Additionally, Affiliated Persons may report a violation of the federal securities laws to the CCO or to the SEC as defined in Rule 21F-3 of the Securities Exchange Act of 1934. If the suspected infringement violates both the Code and federal securities laws, Affiliated Persons may elect to report this violation to the CCO, SEC or both. Any retaliation for the reporting of a violation under this Code (i.e., “whistleblowing”) will constitute a violation of the Code.

Section 1: Personal Investment Policies

At the core of Diamond Hill’s business philosophy is the unwavering commitment to ensuring that Clients’ interests come first, and Employees' interests are aligned with Clients. The collective investments of Employees across all Diamond Hill strategies serve as the most meaningful reflection of this alignment.

Employees are encouraged to invest in Diamond Hill strategies and adopt a long-term perspective, aligning with Diamond Hill’s investment principles and prioritizing the best interests of the Funds and their shareholders. The Funds are not designed to serve as a vehicle for frequent trading, and thus, do not authorize, and use reasonable methods to discourage, short-term or excessive trading. Employees must be familiar with each Fund’s Market Timing and Frequent Trading Policy described in the prospectus in which they invest and must not engage in trading activity that may violate the purpose or intent of a particular Fund’s Market Timing and Frequent Trading Policy.

Additionally, to further align Employee investment activities with the interests of Clients, Employees are restricted from trading mutual funds classified under specific Morningstar categories in which Diamond Hill competes. By limiting trading in these funds, we reinforce our commitment to ensuring that our personal investments do not conflict with the investment strategies and objectives we implement on behalf of our Clients.

It is imperative that Employees conduct their personal trading activities with the highest regard for the General Principles to avoid any possible conflict of interest, any appearance of a conflict, or engage in activities that could lead to disciplinary action. Employees’ personal Securities transactions must also comply with: (i) Diamond Hill’s Insider Trading Policy, and (ii) Rule 17j-1 under the Company Act and Rule 204A-1 under the Advisers Act. Under these rules, no Employee may:

●	Employ any device, scheme, or artifice to defraud a Client;
●	Make a false statement of a material fact to a Client or fail to disclose a material fact, if doing so, considering the circumstances, would mislead the Client;
●	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Client; or
●	Engage in any manipulative practice with respect to a Client.

Permitted Securities – Reporting Required

Employees are permitted to transact in the following Securities, which require reporting as outlined in Section 2:

●	The Funds;
●	Mutual funds for which Diamond Hill serves as the sub-adviser;
●	Mutual funds (both open-end and closed-end), exchange-traded funds (“ETFs”), and variable annuities except those classified in the following Morningstar Categories:
o	Small Value
o	Mid-Cap Value
o	Large Value
o	Long-Short Equity

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o	Foreign Large Value
o	Short-Term Bond
o	Intermediate Core Bond
o	Intermediate Core Plus Bond
o	Non-Traditional Bond

Exceptions to the Morningstar Category Restriction:

o	This restriction does not apply to Diamond Hill’s or a Family Member’s 401(k) plans, 529 Plans, and Health Savings Accounts (collectively referred to as “Unrestricted Plan Accounts”).
o	Family Members investing in their current employer’s mutual funds are also exempt from this restriction.

●	Shares of publicly traded equity Securities issued by an Employee’s or Family Member’s current employer, provided they were:
o	Obtained through Unrestricted Plan Accounts,
o	Acquired through an employee stock ownership plan (“ESOP”), or
o	Granted as compensation.

Permitted Securities - Exempt from all Reporting

Employees are permitted to transact in the following Securities, which are exempt from all reporting (“Exempt Securities”):

●	Direct obligations of the US Government;
●	Money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments);
●	Money market mutual funds;
●	Unaffiliated mutual funds offered within Unrestricted Plan Accounts;
●	Mutual funds managed by a Family Member’s current employer;
●	Unaffiliated mutual funds offered within unit investment trusts;
●	Direct investment in cryptocurrencies (e.g., Bitcoin), that are not classified as “securities” by the SEC[1].

Permitted Securities - Exempt from Pre-Clearance

All transactions conducted by Employees do not require pre-clearance, except for certain legacy Security transactions and private placement Security transactions, which must follow the pre-clearance procedures outlined in their respective sections below.

Prohibited Securities

Employees may not purchase any of the following Securities (“Prohibited Securities”):

●	Initial public offerings, which includes initial coin offerings;
●	US and non-US equities (excluding shares of Diamond Hill Investment Group, Inc.), which include American depository receipts, real estate investment trusts, master limited partnerships, and business development corporations;
●	Single-stock ETFs;
●	US and non-US taxable fixed income Securities, excluding direct obligations of the US Government;
●	Puts, calls, futures, or any other derivative on US or non-US equity and taxable fixed income Securities;

[1]	Indirect investment in Bitcoin or other virtual cryptocurrencies through a publicly tradable security, such as a statutory trust traded in the over-the-counter market, is permitted under this Code but must be disclosed pursuant to the procedures in Section 2 below.

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●	Mutual funds (both open-end and closed-end), ETFs, and variable annuities that are in any one of the following Morningstar Categories[2]:
o	Small Value
o	Mid-Cap Value
o	Large Value
o	Long-Short Equity
o	Foreign Large Value
o	Short-Term Bond
o	Intermediate Core Bond
o	Intermediate Core Plus Bond
o	Non-Traditional Bond

Exceptions to the Morningstar Category Restriction:

o	This restriction does not apply to Diamond Hill’s or a Family Member’s Unrestricted Plan Accounts.
o	Family Members investing in their current employer’s mutual funds are also exempt from this restriction.

Legacy Security Transactions

Employees may sell a Prohibited Security that was owned prior to either commencing employment at Diamond Hill or the adoption of this revised Code if the following criteria are satisfied:

1.	Total sale proceeds do not exceed $50,000 per trading day; and
2.	The Security has a market capitalization in excess of $1 billion.

If an Employee wants to sell a Prohibited Security that does not meet the criteria above, they must consult with the CCO, who will determine an appropriate time for the Employee to sell the Prohibited Security to ensure that it is not within seven (7) calendar days before or after the same Security or Related Security has been executed on behalf of a Client.

Private Placement Security Transactions

Any purchase of a private placement Security must be pre-approved by the CCO. In connection with a private placement acquisition, the CCO will take into account, among other factors, whether: (i) the investment opportunity should be reserved for a Client; (ii) the opportunity is being offered to the Employee by virtue of the Employee’s position with the Funds or Diamond Hill; and/or (iii) the investment opportunity is consistent with the overall spirit of the Code. The CCO will retain a record of any such pre-approval. If authorized, Employees must disclose any subsequent investment in the same issuer if and when it occurs. To avoid a conflict of interest, any decision to purchase Securities of the same issuer on behalf of a Client will be independently reviewed by Diamond Hill personnel who have no personal interest in the issuer.

Disclosure of Newly-Opened Brokerage or Securities Accounts

Employees are required to disclose any accounts that hold or have the ability to hold non-Exempt Securities. If an account can hold securities beyond Exempt Securities, it must be disclosed. For example, an Unrestricted Plan Account that only allows investments in unaffiliated mutual funds does not need to be disclosed. However, if the account can hold Diamond Hill Funds, individual stocks, or other non-Exempt Securities, it must be disclosed.

[2]	For funds not categorized by Morningstar, Compliance will determine eligibility on a case-by-case basis.

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Employees must disclose their new brokerage or Securities accounts in the compliance reporting system upon opening the account, but no later than 30 days after the calendar quarter-end in which the account was opened.

Prior to opening an account, Employees should confirm with Compliance if an electronic feed has been established with the broker or custodian. If an electronic feed has not been established, Employees should consider the broker or custodian’s ability to electronically send transaction and holding reports to the compliance reporting system as required in Section 2 of the Code. If electronic reporting is not possible, it is the Employee’s responsibility to manually input the required disclosures in the compliance reporting system.

Requests for Code Exceptions

Employees wishing to request an exception to the provisions outlined in this Code should submit a written request to the CCO setting forth the pertinent facts and justification for the exception. The CCO will only approve such requests when it is clear beyond dispute that Client interests will not be adversely affected or compromised. Written approval from the CCO must be received before the Employee can engage in the particular activity.

Section 2: Personal Investment Disclosures and Affirmation Procedures

Disclosures made pursuant to the Code requirements will be maintained securely in the compliance reporting system. Access to such disclosures will be limited to members of the Compliance Team and will be reviewed by Compliance to verify compliance with the Code.

New Employee Certification and Disclosures

Within ten (10) days of becoming an Employee, each new Employee must:

1.	Certify they have received, read, and understand this Code and acknowledge they are subject to it.
2.	Disclose Security holdings in Employee Accounts, other than Exempt Securities.
3.	With respect to ownership in an account where full investment discretion has been granted to a third party via a contract or agreement between the Employee and the third party (a “Managed Account”), disclose the account and provide an attestation from an authorized third-party representative stating the third party has not purchased or sold Securities based on direct or indirect influence or control from the Employee.

Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, each Employee must:

1.	Disclose Employee Accounts, which includes all of the following accounts that hold Securities that are not Exempt Securities:
a.	Accounts of the Employee;
b.	Accounts of the Employee’s Family Members;
c.	Accounts for which the Employee acts as trustee;
d.	Accounts for which the Employee has a direct or indirect interest; and
e.	Any other type of account for which the Employee exercises security trading and selection discretion.

2.	Disclose personal Security transactions conducted in an Employee Account. Employees are not required to disclose the following Security transactions:
a.	In a Managed Account as long as the third-party has full discretion in executing all transactions without direct or indirect influence or control from the Employee;
b.	Pursuant to an Automatic Investment Plan; or

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c.	If the report would duplicate information contained in an electronic feed from a broker or custodian that will be received no later than 30 days after the end of the applicable calendar quarter.

Annual Certifications and Holdings Reports

At least once in each 12-month period (generally as of December 31 of each year), each Employee must:

1.	Certify that they have read and understand the Code and acknowledge they are subject to it.
2.	Disclose Security holdings in Employee Accounts, other than Exempt Securities, within 45 days of each calendar year end.
3.	With respect to their ownership in a Managed Account, provide within 45 days of calendar year end an attestation from an authorized third-party representative stating the third party has full discretion in executing all transactions with no direct or indirect influence or control from the Employee and the third party has not requested approval or direction from the Employee when executing transactions.

Exceptions to Reporting

Transactions and holdings in charitable giving accounts are excluded from the above reporting requirements so long as the Employee or Family Member does not have investment discretion over the assets in the account.

Roommate Disclosure

Employees must disclose if they live in the same household with anyone who is not their spouse or their child and is 18 years of age or older (“Roommate”). New Employees must complete this disclosure within ten (10) days of becoming an Employee, and existing Employees have a continuous ongoing obligation to promptly disclose any new arrangement of living in the same household with a Roommate. Employees living with a Roommate must also affirm annually the following:

1.	They have not and will not disclose information to their Roommate about any Security transactions executed or under consideration for execution on behalf of Clients;
2.	They are not aware of any inadvertent disclosure to their Roommate of Security transactions described above; and
3.	If they are aware of any Security transactions executed by their Roommate as a result of intentional or inadvertent disclosure of Security transactions described above, they will immediately report it to the CCO.

Reporting by Independent Trustees

Independent Trustees must report a Security transaction to the CCO only if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling their official duties as a trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such Security was purchased or sold by the Funds or was being considered by the Funds or Diamond Hill for purchase or sale by the Funds.

Compliance Monitoring and Reporting Procedures

Compliance will review Employee trade confirmations or transactions no less frequently than quarterly, to determine whether any violations of this Code occurred and to identify any trading patterns that may be inconsistent with this Code. If any issues or concerns arise during the review of the CCO’s trade confirmations or transactions, they will be escalated to the CCO’s direct manager.

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At least annually, the CCO will report to the Funds’ board of trustees a written report describing any issues that have arisen under the Code since the last report and certifying that the adopted procedures are reasonably designed to prevent violations of the Code. The CCO will also certify to the Funds’ board of trustees that the Funds and Diamond Hill have adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will identify any violations of this Code, any significant remedial action taken during the past year, and any recommended procedural or substantive changes to this Code based on the CCO’s experience, evolving industry practices, or legal developments.

Compliance will inform the Employees of their reporting obligations, supply a copy of the Code, and receive from Employees an acknowledgement of their receipt of this Code. Compliance will cause the Funds and Diamond Hill to maintain records in the manner and to the extent set out in Rule 17j-1(f) under the Company Act and Rule 204A-1 under the Advisers Act.

Section 3: Outside Business Activities and Other Disclosures

To properly identify, manage, and mitigate potential conflicts of interest, it is necessary for Employees to disclose their Outside Business Activities and relationships to Compliance for review of any potential conflicts of interest.

Outside Business Activity

Employees may not engage in outside employment or other outside activity that conflicts or otherwise interferes with their duties and responsibilities at Diamond Hill. Employees are to avoid outside employment or other outside activity that competes with Diamond Hill or conflicts with the interests of Diamond Hill or its Clients.

Certain types of Outside Business Activities may create a conflict of interest or the appearance of a conflict of interest. For the purposes of this Code, an “Outside Business Activity” includes any role in which an Employee receives or expects to receive income, wages, or other compensation for services performed or provided. Additionally, OBAs also encompass unpaid roles where the Employee serves in a board position (including an advisory board) or on a committee, or a management capacity at an academic institution, charitable organization, or other non-profit. These roles may involve governance responsibilities, such as hiring vendors, selecting money managers, or overseeing financial or investment accounts, either directly or indirectly.

Routine volunteer activities, where the Employee does not hold a governance or decision-making role, are not considered Outside Business Activities under this policy.

Family Member Relationships

Employees must disclose relationships when a Family Member or other close relative’s employment, board membership, political position, or other activity could create a potential conflict or the appearance of a conflict with Diamond Hill or its Clients. The following are examples of relationships that must be disclosed:

●	An Employee’s spouse is employed at a firm that Diamond Hill or the Funds do business with;
●	An Employee’s aunt or uncle works in the C-suite or other senior position of a publicly-traded company (where they may frequently be in possession of material non-public information);
●	An Employee’s parent or in-law works on the sell-side trade desk at broker or dealer with which Diamond Hill executes transactions or otherwise does business;
●	An Employee’s child is a research analyst at an institutional consultant with which Diamond Hill does business;
●	An Employee’s close cousin is a trustee for a city retirement plan; or

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●	An Employee’s sibling is directly involved in (or has oversight of) manager selection at their employer or at a charitable organization they serve.

Policy

Employees must disclose Outside Business Activities or family member relationships, such as those described above, that may present a potential conflict, an actual conflict, or the appearance of a conflict of interest with Diamond Hill or its Clients. To mitigate potential conflicts of interest, Diamond Hill may impose specific conditions or limitations on an Employee’s Outside Business Activity or where circumstances warrant, prohibit the activity outright.

Disclosure Procedure

Within ten (10) days of becoming an Employee, each new Employee must disclose any Outside Business Activities or family member relationships in the compliance reporting system.

Employees have a continuous ongoing obligation to promptly disclose any new Outside Business Activity or family member relationship. An Outside Business Activity must be approved by the Employee’s manager and Compliance prior to commencement. In addition, Employees will be required to review and confirm their disclosed Outside Business Activities and family member relationships on an annual basis.

Employees are prohibited from serving on the boards of directors of: (1) publicly-traded companies unaffiliated with Diamond Hill, and (2) not-for-profit organizations where the Employee acts in any investment-related capacity (i.e., any direct or indirect role relating to providing investment advice or choosing investment advisers) without prior approval from the Employee’s manager and the CCO.

The CCO or the CCO’s delegate will monitor and evaluate all Employee disclosures to determine if the disclosed activity or relationship could create a conflict of interest with Diamond Hill or Clients. The CCO will also evaluate the materiality of any conflicts to determine if it requires:

1.	Additional policies and procedures to mitigate or manage the conflict; and/or
2.	Disclosure to Clients.

Section 4: Sanctions

Strict compliance with the provisions of the Code is a condition of employment. Any violation of this Code by an Employee may result in disciplinary action, which may include, but is not limited to, unwinding of trades, warnings, monetary fines or censures, suspension of personal trading privileges, and suspension or termination of employment. In addition, Employees must disgorge and donate to a selected charity of their choice all profits realized on transactions prohibited by this Code, including transactions in Prohibited Securities that are required to be unwound, except for de minimis profits of less than $20. Repeated offenses will likely subject an Employee to additional sanctions of increasing severity.

Section 5: Training

On an annual basis, Compliance will conduct Employee training to inform Employees about, and help ensure compliance with, the requirements of this Code.

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Appendix - Definitions

Affiliated Persons: An employee, officer, or trustee of the Funds or an employee or officer of Diamond Hill Capital Management, Inc.

Beneficial Interest: Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a Security.

Broker: Any person or organization engaged in the business of effecting transactions in Securities for the account of others.

CCO: The Chief Compliance Officer of Diamond Hill and the Funds, including any such designee(s) of the CCO.

Compliance: The compliance team for Diamond Hill.

Confidential Information: Includes but is not limited to: (1) any Client information that is not already public information, (2) any Employee personal, financial, or employment data, (3) any non-public investment research information obtained or derived (data or written), and (4) any other corporate information not already disclosed on the Diamond Hill’s web site or in other public filings.

Cryptocurrency: Any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under federal securities laws.

Independent Trustees: Trustees who are not interested persons of the Funds, as defined in the Company Act and whose affiliation with the Funds is solely by reason of being a trustee of the Funds.

Employees: The officers of the Funds and the employees and officers of Diamond Hill Capital Management, Inc. All Employees are considered to have access to non-public information regarding a Fund's purchase or sale of securities and its portfolio holdings and are, therefore, considered (“Access Persons”), as that term is defined in Rule 17j-1 under the Company Act.

Employee Account: Each account in which an Employee or Family Member has any direct or indirect Beneficial Interest or over which such person exercises control or discretion, including but not limited to any joint account, partnership, corporation, trust, or estate. Employee Accounts do not include accounts in which an Employee’s Family Member exercises investment discretion in a fiduciary capacity for the benefit of others who are not considered Family Members as defined in this paragraph.

Family Member: Includes immediate family members living in the same household and any other relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes or who the Employee exercises discretion on securities transactions.

Initial Coin Offering: Initial coin offerings, virtual tokens offerings, virtual coin offerings (also called ICOs, virtual coins or token sales) are digital assets used by individuals or entities to raise capital. In return a purchaser receives certain rights, ranging from access to a future service once launched to rights to future profits. Virtual coins or tokens are purchased with either traditional currencies or virtual currencies. After they are issued, virtual coins or tokens may be resold to others in a secondary market.

Managed Account: An account where full investment discretion has been granted to a third party via a contract or agreement between the Employee and the third party.

Security: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or

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subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Related Security: Securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

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